Exhibit 21.1

Subsidiaries of Renaissance Learning, Inc.
(As of March 1, 2005)

Name	Jurisdiction of Organization

Renaissance Learning Australia Proprietary Limited	Australia
Advantage Learning Systems India Private Limited	India
Renaissance Learning of Canada Co.	Nova Scotia, Canada
Renaissance Learning UK Limited	United Kingdom
Athena Holdings LLC	Wisconsin
Generation21 Learning Systems, LLC	Wisconsin
Renaissance Corporate Services, Inc.	Washington
RL Investments, Inc.	Nevada
RL Asset Management, Inc.	Nevada
RLI Acquisition Corp., Inc.	Delaware
RLI Acquisition Sub, LLC	Delaware

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